EXHIBIT 23
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Registration Statement on Form S-8 (No. 33-33328, 2-77798, 33-48336 and 33-82136) of General Housewares Corp., of our
report dated January 30, 1995, appearing on pages 9-10 of this Annual Report on Form 10-K. We also consent to the application of such report to the Financial Statement Schedule for the three years ended December 31, 1994, listed under
Item 8 of this Annual Report on Form 10-K for the year ended December 31, 1994, when such schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included the Financial Statement Schedule.

PRICE WATERHOUSE LLP

Indianapolis, Indiana
March 27, 1995